Freeport Reports
First-Quarter 2025 Results
•Production in line with expectations
◦Copper sales volumes exceeded January 2025 guidance
◦Gold sales volumes impacted by timing of shipments
•Annual guidance for copper and gold sales volumes remains in line with January 2025 guidance
•New smelter in Indonesia on track for start-up by mid-2025
•Benefiting from favorable pricing for gold and U.S.-based copper sales
•Advancing organic growth opportunities
•Strong financial position and favorable long-term outlook
▪Net income attributable to common stock in first-quarter 2025 totaled $352 million, $0.24 per share, and adjusted net income attributable to common stock totaled $358 million, $0.24 per share.
▪Consolidated production totaled 868 million pounds of copper, 287 thousand ounces of gold and 23 million pounds of molybdenum in first-quarter 2025.
▪Consolidated sales totaled 872 million pounds of copper, 128 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2025.
▪Consolidated sales are expected to approximate 4.0 billion pounds of copper, 1.6 million ounces of gold and 88 million pounds of molybdenum for the year 2025, including 1.0 billion pounds of copper, 500 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2025.
▪Average realized prices were $4.44 per pound for copper, $3,072 per ounce for gold and $21.67 per pound for molybdenum in first-quarter 2025.
▪Average unit net cash costs were $2.07 per pound of copper in first-quarter 2025. Unit net cash costs are expected to average $1.50 per pound of copper for the year 2025.
▪Operating cash flows totaled $1.1 billion, net of $0.3 billion of working capital and other uses, in first-quarter 2025. Operating cash flows are expected to approximate $7.0 billion, including $0.2 billion of working capital and other sources, for the year 2025, based on achievement of current sales volume and cost estimates, and assuming prices of $4.15 per pound for copper, $3,000 per ounce for gold and $20.00 per pound for molybdenum for the remainder of 2025.
▪Capital expenditures in first-quarter 2025 totaled $1.2 billion, including $0.6 billion for major mining projects and $0.2 billion for PT Freeport Indonesia’s (PTFI) new smelter and precious metals refinery (PMR) (collectively, PTFI’s new downstream processing facilities). Capital expenditures are expected to approximate $5.0 billion, including $2.8 billion for major mining projects and $0.6 billion for PTFI’s new downstream processing facilities, excluding capitalized interest, owner’s costs and commissioning, for the year 2025.
▪At March 31, 2025, consolidated debt totaled $9.4 billion and consolidated cash and cash equivalents totaled $4.4 billion, $4.6 billion including $0.3 billion of current restricted cash associated with a portion of PTFI’s export proceeds that was required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation. Net debt totaled $1.5 billion, excluding $3.2 billion of debt for PTFI’s new downstream processing facilities, at March 31, 2025. Refer to the supplemental schedule, “Net Debt,” on page VII.
▪During first quarter and through April 23, 2025, FCX purchased 2.3 million shares of its common stock for a total cost of $80 million ($35.48 average cost per share), bringing total purchases under its $5.0 billion share repurchase program to 51 million shares for a total cost of $2.0 billion ($38.50 average cost per share).

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PHOENIX, AZ, April 24, 2025 – Freeport (NYSE: FCX) reported first-quarter 2025 net income attributable to common stock of $352 million, $0.24 per share, and adjusted net income attributable to common stock of $358 million, $0.24 per share. For additional information, refer to the supplemental schedule, “Adjusted Net Income,” on page VI.

Kathleen Quirk, President and Chief Executive Officer, said, “Our team remains focused on providing metals essential for the economy and everyday life. Our work to produce our products and grow safely, efficiently and responsibly has never been more important. We remain vigilant in our efforts to reduce costs, improve efficiencies and carefully manage operating, administrative and capital spending in this uncertain macroeconomic environment. Freeport is well positioned for the future with large-scale production of copper, gold and molybdenum, a highly qualified and experienced team with a proven track record, a portfolio of attractive organic growth opportunities and a strong balance sheet and financial position.”

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2025	2024
	(in millions, except per share amounts)
Revenues[a,b]	$5,728	$6,321
Operating income[a,c]	$1,303	$1,634
Net income attributable to common stock[b,c,d]	$352	$473
Diluted net income per share of common stock[b,c,d]	$0.24	$0.32

Diluted weighted-average common shares outstanding	1,444	1,444
Operating cash flows[e]	$1,058	$1,896
Capital expenditures	$1,172	$1,254
At March 31:
Cash and cash equivalents	$4,385	$5,208
Restricted cash and cash equivalents, current[f]	$460	$1,034
Total debt, including current portion	$9,404	$9,425

a.For segment financial results, refer to the supplemental schedules, “Business Segments,” beginning on page IX.
b.Includes favorable (unfavorable) adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $70 million ($24 million to net income attributable to common stock or $0.02 per share) in first-quarter 2025 and $(7) million ($(2) million to net income attributable to common stock or less than $0.01 per share) in first-quarter 2024. For further discussion, refer to the supplemental schedule, “Derivative Instruments,” on page VIII.
c.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating income totaling $114 million ($34 million to net income attributable to common stock or $0.02 per share) in first-quarter 2025 and $(17) million ($(5) million to net income attributable to common stock or less than $0.01 per share) in first-quarter 2024. Refer to the supplemental schedule, “Deferred Profits,” on page VIII.
d.Includes net charges totaling $6 million (less than $0.01 per share) in first-quarter 2025 and $1 million (less than $0.01 per share) in first-quarter 2024, that are described in the supplemental schedule, “Adjusted Net Income,” on page VI.
e.Working capital and other uses totaled $297 million in first-quarter 2025 and $97 million in first-quarter 2024.
f.Includes $0.3 billion at March 31, 2025 (expected to be released by mid-2025), and $0.9 billion at March 31, 2024, associated with a portion of PTFI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2025	2024
Copper (millions of recoverable pounds)
Production	868	1,085
Sales, excluding purchases	872	1,108
Average realized price per pound	$4.44	$3.94
Site production and delivery costs per pound[a]	$2.59	$2.32
Unit net cash costs per pound[a]	$2.07	$1.51
Gold (thousands of recoverable ounces)
Production	287	549
Sales	128	568
Average realized price per ounce	$3,072	$2,145
Molybdenum (millions of recoverable pounds)
Production	23	18
Sales, excluding purchases	20	20
Average realized price per pound	$21.67	$20.38
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.

Consolidated Sales Volumes
•First-quarter 2025 copper sales of 872 million pounds exceeded the January 2025 estimate of 850 million pounds. Consistent with expectations, first-quarter 2025 copper sales were lower than first-quarter 2024 sales of 1.1 billion pounds, primarily reflecting a planned major maintenance project in Indonesia.
•First-quarter 2025 gold sales of 128 thousand ounces were lower than the January 2025 estimate of 225 thousand ounces, primarily reflecting timing of shipments associated with the renewal of PTFI’s copper concentrate export license (received March 17, 2025) and the continued ramp up of the PMR. First-quarter 2025 gold sales were lower than first-quarter 2024 sales of 568 thousand ounces, primarily reflecting a planned major maintenance project in Indonesia, lower ore grades and the timing of shipments.
•First-quarter 2025 molybdenum sales of 20 million pounds were lower than the January 2025 estimate of 22 million, primarily reflecting timing of shipments. First-quarter 2025 molybdenum sales approximated first-quarter 2024 sales of 20 million pounds.
For the remainder of 2025, FCX expects its quarterly consolidated sales volumes of copper and gold to increase from first-quarter 2025 levels reflecting increased copper and gold volumes from Indonesia. Consolidated sales volumes for the year 2025 are expected to approximate 4.0 billion pounds of copper, 1.6 million ounces of gold and 88 million pounds of molybdenum, including 1.0 billion pounds of copper, 500 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2025.

Consolidated Unit Net Cash Costs
First-quarter 2025 consolidated average unit net cash costs (net of by-product credits) for FCX’s copper mines of $2.07 per pound of copper were slightly higher than the January 2025 estimate of $2.05 per pound, primarily reflecting the timing of gold shipments. First-quarter 2025 consolidated average unit net cash costs were higher than first-quarter 2024 average unit net cash costs of $1.51 per pound of copper, primarily reflecting lower copper and gold volumes at PTFI. Refer to “Operations” below for further discussion.
For the remainder of 2025, FCX expects its consolidated average unit net cash costs to decline from first-quarter 2025 levels reflecting increased copper and gold volumes from Indonesia. Excluding potential tariff impacts, which continue to be assessed, consolidated unit net cash costs (net of by-product credits) for FCX’s copper mines

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are expected to average $1.50 per pound of copper for both the year 2025 and second-quarter 2025, based on achievement of current sales volume and cost estimates, and assuming average prices of $3,000 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2025. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes on consolidated unit net cash costs for the remainder of 2025 would approximate $0.04 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum.
Projected sales volumes and average unit net cash costs are dependent on operational performance; the ramp-up of PTFI’s new downstream processing facilities; weather-related conditions; timing of shipments and other factors detailed in the “Cautionary Statement” below.

Responsible Production
2024 Annual Report on Sustainability. FCX has published its 2024 Annual Report on Sustainability on FCX's website at fcx.com/sustainability, marking FCX’s 24th year of reporting on its progress. FCX is committed to building upon its achievements in sustainability and its position as a leading responsible copper producer.

Proposed U.S. Tariffs and Section 232 Investigation on Copper
Proposed U.S. Tariffs. FCX is monitoring developments on U.S. trade policy for potential impacts on its business, cost structure and supply chains. Based on FCX’s current supply chains and discussions with its suppliers, FCX estimates that the proposed tariffs announced to date could have the potential to increase the costs of goods FCX purchases in the U.S. by approximately 5%, primarily reflecting the potential pass-through of tariffs incurred by suppliers. Efforts are under way to evaluate alternative sourcing options to mitigate potential impacts.
FCX is also monitoring potential indirect impacts of U.S. trade policy on economic growth and the potential for impacts on demand for copper. While any near-term impact is uncertain, FCX believes the fundamental drivers for increased future demand for copper continue to be favorable, supported by substantial requirements for energy infrastructure, electrification and new technologies.
FCX continues to drive initiatives to improve its U.S. cost structure through efficiency programs, cost reduction initiatives and its leach innovation projects.
Section 232 Investigation on Copper. On February 25, 2025, the President issued an executive order, noting copper as a critical material essential to national security, economic strength and industrial resilience of the U.S. The executive order instructed the U.S. Secretary of Commerce to conduct an investigation under Section 232 of the Trade Expansion Act to determine the effects of copper imports on U.S. national security.
The U.S. Secretary of Commerce is expected to submit a report to the President before the end of November 2025, including recommendations on potential tariffs, export controls or incentives to increase domestic production and policy recommendations to strengthen the U.S. copper supply chain, including permitting reforms.
FCX is the leading copper supplier in the U.S., providing approximately 70% of total U.S. refined copper production through its integrated domestic mining and processing facilities. FCX has several initiatives in progress to significantly expand its domestic production and supports initiatives that would allow FCX to strengthen its U.S. copper production through potential permitting reforms and other incentives to domestic copper producers.
Copper imports are currently exempted from U.S. tariffs pending completion of the U.S. government’s Section 232 investigation. During first-quarter 2025, FCX’s average copper price realization for its U.S. mines, which is generally based on the Commodity Exchange Inc. (COMEX), was approximately 6% higher than the average copper price realizations for its South America and Indonesia operations, which are based on the London Metal Exchange (LME). On April 23, 2025, the COMEX settlement price was $4.84 per pound of copper, a premium of $0.57 per pound to the LME copper settlement price of $4.27 per pound.

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OPERATIONS
Leaching and Technology Innovation Initiatives. FCX is accelerating initiatives across its U.S. and South America operations by incorporating new applications, technologies and data analytics to its leaching processes. Incremental copper production from these initiatives totaled 214 million pounds for the year 2024 and 46 million pounds in first-quarter 2025.
FCX continues to apply operational enhancements on a larger scale and test new innovative technology applications. FCX is targeting an annual run rate of 300 million pounds of copper by the end of 2025 from these initiatives and believes it has the potential for further significant increases in recoverable metal beyond the current target run rate. Continued success with these initiatives would contribute to favorable adjustments in recoverable copper in leach stockpiles and positively impact average unit net cash costs.
In addition to technology-driven leaching initiatives, FCX is pursuing opportunities to leverage new technologies and analytics tools in automation and operating practices with a goal of improving operating efficiencies, and reducing costs and capital intensity of its current operations and future development projects. FCX believes these leaching and technology innovation initiatives are particularly important to its U.S. operations, which have lower ore grades.
United States. FCX manages seven copper operations in the U.S. – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. FCX also operates a copper smelter in Miami, Arizona. In addition to copper, certain of these operations produce molybdenum concentrate, gold and silver. All of FCX’s U.S. operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Development Activities. FCX has substantial reserves, resources and future opportunities for organic growth in the U.S. associated with existing operations. Several initiatives are under way to target anticipated significant future growth in U.S. copper supply.
FCX has a potential expansion project to more than double the concentrator capacity of the Bagdad operation in northwest Arizona. Bagdad’s reserve life currently exceeds 80 years and supports an expanded operation. In late 2023, FCX completed technical and economic studies, which indicate the opportunity to construct new concentrating facilities to increase copper production by 200 to 250 million pounds per year at estimated incremental project capital costs of approximately $3.5 billion. Expanded operations would provide improved efficiency and reduce unit net cash costs through economies of scale. Project economics indicate that the expansion would require an incentive copper price in the range of $3.50 to $4.00 per pound and approximately three to four years to complete.
To support these future expansion plans, FCX is currently completing a project to convert Bagdad’s haul truck fleet to fully autonomous, enhancing local infrastructure and expanding tailings facilities. The decision on and timing of the potential expansion will take into account overall copper market conditions and other factors.
FCX is advancing pre-feasibility studies in the Safford/Lone Star district to define a potential significant expansion opportunity. Positive drilling conducted in recent years indicates a large, mineralized district with opportunities to pursue a further expansion project. FCX expects to complete these studies in 2026. The decision on and timing of the potential expansion will take into account results of technical and economic studies, overall copper market conditions and other factors.

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Operating Data. Following is summary consolidated operating data for the U.S. copper mines:

	Three Months Ended March 31,
	2025	2024
Copper (millions of recoverable pounds)
Production	301	314
Sales, excluding purchases	307	331
Average realized price per pound[a]	$4.60	$3.96

Molybdenum (millions of recoverable pounds)
Production[b]	8	7

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$3.48	$3.23
By-product credits	(0.49)	(0.38)
Treatment charges	0.12	0.13
Unit net cash costs	$3.11	$2.98
a.As discussed above, FCX's average copper price realization for its U.S. mines, which is generally based on COMEX, was approximately 6% higher in first-quarter 2025 than the average copper price realizations for its South America and Indonesia operations, which are based on LME.
b.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at FCX’s U.S. copper mines.
c.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
FCX’s consolidated copper sales volumes from the U.S. mines of 307 million pounds in first-quarter 2025 were lower than first-quarter 2024 copper sales volumes of 331 million pounds, primarily reflecting lower leach production and the timing of shipments in first-quarter 2024. Consolidated copper sales from FCX’s U.S. mines are estimated to approximate 1.3 billion pounds for the year 2025.
Average unit net cash costs (net of by-product credits) for the U.S. copper mines of $3.11 per pound of copper in first-quarter 2025 were higher than first-quarter 2024 average unit net cash costs of $2.98 per pound. Aggregate costs in first-quarter 2025 were similar to fourth-quarter 2024 but were approximately 3% higher than first-quarter 2024, primarily reflecting higher labor costs. In addition, first-quarter 2025 production volumes were slightly lower than first-quarter 2024, which unfavorably impacted unit net cash costs.
Excluding potential tariff impacts, which continue to be assessed, FCX expects its average unit net cash costs (net of by-product credits) for the U.S. copper mines to trend lower during the remainder of 2025 and in 2026, compared to 2024 levels, reflecting the projected impact of efficiencies, improved volumes and cost reduction plans currently in progress.
Excluding potential tariff impacts, which continue to be assessed, average unit net cash costs (net of by-product credits) for the U.S. copper mines are expected to approximate $3.02 per pound of copper for the year 2025, based on achievement of current sales volume and cost estimates, and assuming an average price of $20.00 per pound of molybdenum for the remainder of 2025. The U.S.’s average unit net cash costs for the year 2025 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2025.
South America. FCX manages two copper operations in South America – Cerro Verde in Peru (in which FCX owns a 55.08% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX’s financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Development Activities. At the El Abra operations in Chile, FCX has completed substantial drilling and evaluations to define a large sulfide resource that could support a potential major mill project similar to the large-scale concentrator at Cerro Verde. The estimated resource approximates 20 billion recoverable pounds of copper, which could result in the addition of 750 million pounds of copper production per year. FCX plans to submit an

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environmental impact statement by year-end 2025, subject to ongoing stakeholder engagement and economic evaluations. Preliminary estimates, which remain under review, indicate that the project economics would be supported using an incentive copper price of less than $4.00 per pound. The decision on and timing of the potential project will take into account overall copper market conditions, required permitting and other factors.
Operating Data. Following is summary consolidated operating data for South America operations:

	Three Months Ended March 31,
	2025	2024
Copper (millions of recoverable pounds)
Production	271	280
Sales	275	284
Average realized price per pound	$4.36	$3.94

Molybdenum (millions of recoverable pounds)
Production[a]	6	3

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.76	$2.61
By-product credits	(0.44)	(0.20)
Treatment charges	0.07	0.18
Royalty on metals	0.01	0.01
Unit net cash costs	$2.40	$2.60
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
FCX’s consolidated copper sales volumes from South America operations of 275 million pounds in first-quarter 2025 were lower than first-quarter 2024 copper sales volumes of 284 million pounds, primarily reflecting lower ore grades. Copper sales from South America operations are expected to approximate 1.1 billion pounds for the year 2025.
Average unit net cash costs (net of by-product credits) for South America operations of $2.40 per pound of copper in first-quarter 2025 were lower than first-quarter 2024 average unit net cash costs of $2.60 per pound, primarily reflecting higher by-product credits and lower treatment charges, partly offset by lower copper volumes.
Average unit net cash costs (net of by-product credits) for South America operations are expected to approximate $2.52 per pound of copper for the year 2025, based on achievement of current sales volume and cost estimates, and assuming an average price of $20.00 per pound of molybdenum for the remainder of 2025.
Indonesia. PTFI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PTFI produces copper concentrate that contains significant quantities of gold and silver. Once the full ramp-up of PTFI’s new downstream processing facilities is achieved, PTFI will be a fully integrated producer of refined copper and gold. FCX has a 48.76% ownership interest in PTFI and manages its operations. PTFI’s results are consolidated in FCX’s financial statements.
Concentrate Exports. On March 17, 2025, PTFI was granted an export license through September 16, 2025, for 1.4 million metric tons of copper concentrate, and re-commenced exports of copper concentrate. Pursuant to current regulations, PTFI is required to pay a 7.5% export duty on copper concentrate exports during 2025.
Export Proceeds. Effective March 1, 2025, the Indonesia government implemented a new regulation that requires 100% of export proceeds to be deposited in Indonesia banks for 12 months. The regulation allows the use of funds for ongoing business requirements. Because PTFI has the ability to utilize its exports proceeds to fund

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business requirements, amounts deposited after March 1, 2025, are not considered restricted and are classified as cash and cash equivalents.
Long-term Mining Rights. Pursuant to regulations issued during 2024, PTFI is eligible to apply for an extension of its mining rights beyond 2041, provided certain conditions are met, including ownership of integrated downstream facilities that have entered the operational stage; domestic ownership of at least 51% and agreement with a state-owned enterprise for an additional 10% ownership; and commitments for additional exploration and increases in refining capacity, each as approved by the Ministry of Energy and Minerals. Application for extension may be submitted at any time up to one year prior to the expiration of PTFI’s special mining business license (IUPK). PTFI expects to apply for an extension during 2025, pending agreement with PT Mineral Industri Indonesia (MIND ID) on a purchase and sale agreement for the transfer in 2041 of an additional 10% interest in PTFI.
An extension would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating, Development and Exploration Activities. Over a multi-year investment period, PTFI has successfully commissioned three large-scale underground mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone (DMLZ) and Big Gossan) and related expansion of the milling facilities. In December 2024, PTFI completed construction of a new copper cleaner circuit, a mill recovery project that will enhance recoveries and optimize concentrate production, with commissioning under way. PTFI’s underground operations produce approximately 1.7 billion pounds of copper and 1.4 million ounces of gold per year and are among the lowest cost operations in the world.
PTFI is also conducting exploration in the Grasberg mineral district targeting the potential extension of significant mineralization below the DMLZ mine.
Kucing Liar. Long-term mine development activities are ongoing for PTFI’s Kucing Liar deposit in the Grasberg minerals district. Kucing Liar is expected to produce over 7 billion pounds of copper and 6 million ounces of gold between 2029 and the end of 2041, and an extension of PTFI’s operating rights beyond 2041 would extend the life of the project. Development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments for Kucing Liar are estimated to total $4 billion over the next seven to eight years (averaging approximately $0.5 billion per annum). Approximately $0.7 billion has been incurred to date. At full operating rates, annual production from Kucing Liar is expected to approximate 560 million pounds of copper and 520 thousand ounces of gold, providing PTFI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PTFI’s experience and long-term success in block-cave mining.
Natural Gas Facilities. PTFI plans to transition its existing energy source from coal to natural gas, which would meaningfully reduce PTFI’s greenhouse gas emissions at the Grasberg minerals district. The majority of PTFI’s planned investments in a new gas-fired combined cycle facility are expected to be incurred over the next three years at a cost of approximately $1 billion. Once complete, PTFI’s dual-fuel power plant and the new gas-fired combined cycle facility will be fueled by natural gas supplied by a floating liquefied natural gas storage and regassification unit.
PTFI’s New Downstream Processing Facilities.
New Smelter. Repairs to PTFI’s new smelter in Eastern Java, Indonesia, following the October 2024 fire incident, are nearing completion. Start-up activities are expected to re-commence in second-quarter 2025 with full ramp-up expected to be achieved by year-end 2025.
PMR. PTFI continues to ramp-up production at its newly commissioned PMR and the facility is expected to reach full capacity rates during 2025. The facility has capacity to refine all precious metals from PTFI’s new smelter as well as from PT Smelting, PTFI’s 66%-owned smelter and refinery in Gresik, Indonesia.

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Operating Data. Following is summary consolidated operating data for Indonesia operations:

	Three Months Ended March 31,
	2025	2024
Copper (millions of recoverable pounds)
Production	296	491
Sales	290	493
Average realized price per pound	$4.34	$3.92

Gold (thousands of recoverable ounces)
Production	284	545
Sales	125	564
Average realized price per ounce	$3,072	$2,145

Unit net cash costs (credits) per pound of copper[a]
Site production and delivery, excluding adjustments	$1.49	$1.53
Gold, silver and other by-product credits	(1.46)	(2.55)
Treatment charges	0.19	0.35
Export duties	0.19	0.32
Royalty on metals	0.23	0.23
Unit net cash costs (credits)	$0.64	$(0.12)
a.For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.
As expected, PTFI’s consolidated copper sales volumes of 290 million pounds and consolidated gold sales volumes of 125 thousand ounces in first-quarter 2025 were below first-quarter 2024 copper sales volumes of 493 million pounds and gold sales volumes of 564 thousand ounces, primarily reflecting a planned major maintenance project. Lower gold sales volumes in first-quarter 2025, compared to first-quarter 2024 gold sales volumes, were also impacted by lower ore grades and the timing of shipments.
PTFI’s unit net cash costs (net of gold, silver and other by-product credits) of $0.64 per pound of copper in first-quarter 2025 were unfavorable compared to unit net cash credits (including gold, silver and other by-product credits) of $0.12 per pound of copper in first-quarter 2024, primarily reflecting the impact of lower copper and gold sales volumes.
For the remainder of 2025, PTFI’s copper and gold production and sales volumes are expected to increase, which would result in a significant reduction to PTFI's average unit net cash costs (net of gold, silver and other by-product credits), compared to first-quarter 2025 levels.
Consolidated sales volumes from PTFI are expected to approximate 1.6 billion pounds of copper and 1.6 million ounces of gold for the year 2025. PTFI’s projected sales volumes in 2025 reflect reduced operating rates associated with planned major maintenance projects in its concentrating facilities.
Average unit net cash credits (including gold, silver and other by-product credits) for PTFI are expected to approximate $0.47 per pound of copper for the year 2025, based on achievement of current sales volumes and cost estimates, and assuming an average price of $3,000 per ounce of gold for the remainder of 2025. PTFI’s average unit net cash credits for the year 2025 would change by approximately $0.09 per pound of copper for each $100 per ounce change in the average price of gold for the remainder of 2025.
Projected sales volumes and average unit net cash costs are dependent on operational performance; the ramp-up of PTFI’s new downstream processing facilities; weather-related conditions; and other factors detailed in the “Cautionary Statement” below.

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Molybdenum Mines. FCX operates two wholly owned primary molybdenum operations in Colorado – the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX’s U.S. copper mines and South America operations is processed at FCX’s conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 9 million pounds of molybdenum in first-quarter 2025 and 8 million pounds in first-quarter 2024. FCX’s consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the primary molybdenum operations and at FCX’s U.S. copper mines and South America operations, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $13.72 per pound of molybdenum in first-quarter 2025 were lower than average unit net cash costs of $15.80 per pound in first-quarter 2024, primarily reflecting higher volumes and lower contract labor costs. Average unit net cash costs for the Molybdenum mines are expected to approximate $15.17 per pound of molybdenum for the year 2025, based on achievement of current sales volumes and cost estimates.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XI.

LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At March 31, 2025, FCX had $4.4 billion in consolidated cash and cash equivalents, $4.6 billion including $0.3 billion of current restricted cash and cash equivalents associated with export proceeds that was required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation. FCX also had $3.0 billion of availability under its revolving credit facility, and PTFI and Cerro Verde had $1.5 billion and $350 million, respectively, of availability under their revolving credit facilities.
Effective March 1, 2025, the Indonesia government implemented a new regulation that requires 100% of export proceeds to be deposited in Indonesia banks for 12 months, but allows the funds to be used for ongoing business requirements. Because PTFI has the ability to utilize its exports proceeds to fund business requirements, amounts deposited after March 1, 2025, are not considered restricted and are classified as cash and cash equivalents.
Operating Cash Flows. FCX generated operating cash flows of $1.1 billion, net of $0.3 billion of working capital and other uses, in first-quarter 2025.
FCX’s consolidated operating cash flows are estimated to approximate $7.0 billion, including $0.2 billion of working capital and other sources, for the year 2025, based on current sales volume and cost estimates, and assuming prices of $4.15 per pound of copper, $3,000 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2025. The impact of price changes for the remainder of 2025 on operating cash flows would approximate $300 million for each $0.10 per pound change in the average price of copper, $140 million for each $100 per ounce change in the average price of gold and $100 million for each $2 per pound change in the average price of molybdenum.
In addition, the impact on operating cash flows of each $0.10 per pound premium in the COMEX settlement price, compared to the LME settlement price, for the remainder of 2025 would approximate $95 million ($135 million on an annualized basis). On April 23, 2025, the COMEX settlement price was $4.84 per pound of copper, a premium of $0.57 per pound to the LME copper settlement price of $4.27 per pound.
Capital Expenditures. Capital expenditures totaled $1.2 billion in first-quarter 2025, including $0.6 billion for major mining projects and $0.2 billion for PTFI’s new downstream processing facilities.
Capital expenditures are expected to approximate $5.0 billion for the year 2025, including $2.8 billion for major mining projects and $0.6 billion for PTFI’s new downstream processing facilities (excluding capitalized interest, owner’s costs and commissioning). Projected capital expenditures for major mining projects include $1.1 billion for planned projects, primarily associated with underground mine development in the Grasberg minerals district and expansion projects in the U.S., and $1.7 billion for discretionary growth projects.

10

FCX closely monitors market conditions and will adjust its operating plans, including capital expenditures, as necessary.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests’ share and withholding taxes, at March 31, 2025 (in billions):

Cash at domestic companies	$1.3
Cash at international operations	3.1
Total consolidated cash and cash equivalents	4.4
Noncontrolling interests’ share	(1.5)
Cash, net of noncontrolling interests’ share	2.9
Withholding taxes	(0.1)
Net cash available	$2.8
Debt. Following is a summary of total debt and the weighted-average interest rates at March 31, 2025 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$5.3		5.0%
Issued by PTFI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
PTFI revolving credit facility	0.3		6.0%
Atlantic Copper and other	0.5		4.7%
Total debt	$9.4	[a]	5.2%
a.Does not foot because of rounding.
At March 31, 2025, there were (i) no borrowings and $5 million in letters of credit issued under FCX’s $3.0 billion revolving credit facility, (ii) $250 million in borrowings outstanding under PTFI’s $1.75 billion revolving credit facility, and (iii) no borrowings outstanding under Cerro Verde’s $350 million revolving credit facility. FCX’s total debt has an average remaining duration of approximately nine years. The next senior note maturities are in 2027.
FINANCIAL POLICY
FCX’s financial policy is aligned with its strategic objectives of maintaining a solid balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for PTFI’s new downstream processing facilities). FCX’s Board of Directors (Board) reviews the structure of the performance-based payout framework at least annually.
Net Debt. At March 31, 2025, FCX’s net debt, excluding $3.2 billion of debt for PTFI’s new downstream processing facilities, totaled $1.5 billion (which was net of $0.3 billion of current restricted cash associated with a portion of PTFI’s export proceeds). Refer to the supplemental schedule, “Net Debt,” on page VII.
Common Stock Dividends. On March 26, 2025, FCX’s Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on May 1, 2025, to shareholders of record as of April 15, 2025. The declaration and payment of dividends (base or variable) are at the discretion of the Board and will depend on FCX’s financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.
Share Repurchase Program. During first-quarter 2025 and through April 23, 2025, FCX purchased 2.3 million shares of its common stock for a total cost of $80 million ($35.48 average cost per share), including

11

1.4 million shares for a total cost of $55 million ($39.10 average cost per share) in first-quarter 2025, bringing total purchases under its $5.0 billion share repurchase program to 51 million shares for a total cost of $2.0 billion ($38.50 average cost per share). As of April 23, 2025, FCX has 1.4 billion shares of common stock outstanding and $3.0 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX’s first-quarter 2025 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, May 23, 2025.
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FREEPORT: Foremost in Copper
FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in the U.S. and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX’s website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to business outlook, strategy, goals or targets, and the underlying assumptions and estimated impacts on FCX’s business and stakeholders related thereto; global market conditions, including trade policies; ore grades and milling rates; production and sales volumes; unit net cash costs (credits) and operating costs; capital expenditures; operating plans, including mine sequencing; cash flows; liquidity; PTFI’s remediation, commissioning and full ramp-up of its new smelter and full production and ramp-up at the PMR; potential extension of PTFI’s IUPK beyond 2041; export licenses, export duties and export volumes, including PTFI’s ability to continue exports of copper concentrate until full ramp-up is achieved at its new smelter in Indonesia; timing of shipments of inventoried production; FCX’s sustainability-related commitments and targets; FCX’s overarching commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; achievement of FCX’s 2030 climate targets and its 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper and gold; PTFI’s ability to export and sell or inventory copper concentrates through remediation and full ramp-up of its new smelter in Indonesia; changes in export duties and tariff rates; completion of remediation activities and achieving full ramp-up of the new smelter in Indonesia; full production and ramp-up at the PMR; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions, including market volatility regarding trade policies and tariff uncertainty; reductions in liquidity and access to capital; changes in tax laws and regulations; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PTFI’s IUPK to extend mining rights from 2031 through 2041; process relating to the extension of PTFI’s IUPK beyond 2041; cybersecurity risks; any major public health crisis; labor relations, including labor-related work stoppages and increased costs;

12

compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; impacts, expenses or results from litigation or investigations; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release. For forward-looking unit net cash costs (credits) per pound of copper and molybdenum measures, FCX is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods, and the information needed to reconcile these measures is dependent upon future events, many of which are outside of FCX’s control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

13

FREEPORT
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2025	2024	2025		2024
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
U.S.
Morenci (72%)[a]	112	129	117		139
Safford (100%)	62	56	64		59
Sierrita (100%)	45	42	45		44
Bagdad (100%)	36	37	36		38
Chino (100%)	35	40	34		39
Tyrone (100%)	9	10	9		11
Miami (100%)	2	2	2		3
Other (100%)	—	(2)	—		(2)
Total U.S.	301	314	307		331

South America
Cerro Verde (55.08%)[b]	211	227	210		230
El Abra (51%)	60	53	65		54
Total South America	271	280	275		284

Indonesia
Grasberg minerals district (48.76%)	296	491	290		493
Total	868	1,085	872	[c]	1,108	[c]
Less noncontrolling interests	276	383	275		386
Net	592	702	597		722

Average realized price per pound			$4.44		$3.94

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
U.S. (100%)	3	4	3		4
Indonesia (48.76%)	284	545	125		564
Consolidated	287	549	128		568
Less noncontrolling interests	146	279	64		289
Net	141	270	64		279

Average realized price per ounce			$3,072		$2,145

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	6	5	N/A		N/A
Henderson (100%)	3	3	N/A		N/A
U.S. copper mines (100%)[a]	8	7	N/A		N/A
Cerro Verde (55.08%)[b]	6	3	N/A		N/A
Consolidated	23	18	20		20
Less noncontrolling interests	3	1	2		2
Net	20	17	18		18

Average realized price per pound			$21.67		$20.38

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. FCX’s interest in Cerro Verde is 55.08%, and prior to September 2024 it was 53.56%.

c. Consolidated sales volumes exclude purchased copper of 66 million pounds in first-quarter 2025 and 42 million pounds in first-quarter 2024.

I

FREEPORT
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2025	2024
U.S.[a]
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	583,700	617,400
Average copper ore grade (%)	0.20	0.21
Copper production (millions of recoverable pounds)	191	211

Mill Operations
Ore milled (metric tons per day)	321,900	307,600
Average ore grades (%):
Copper	0.29	0.32
Molybdenum	0.02	0.02
Copper recovery rate (%)	84.1	81.0
Production (millions of recoverable pounds):
Copper	154	153
Molybdenum	8	8

South America
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	168,400	170,400
Average copper ore grade (%)	0.39	0.41
Copper production (millions of recoverable pounds)	77	71

Mill Operations
Ore milled (metric tons per day)	411,300	397,200
Average ore grades (%):
Copper	0.30	0.33
Molybdenum	0.01	0.01
Copper recovery rate (%)	83.7	83.3
Production (millions of recoverable pounds):
Copper	194	209
Molybdenum	6	3

Indonesia
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	93,600	139,300
Deep Mill Level Zone underground mine	60,400	67,300
Big Gossan underground mine	6,600	9,000
Other adjustments	1,000	3,900
Total	161,600	219,500
Average ore grades:
Copper (%)	1.11	1.31
Gold (grams per metric ton)	0.83	1.13
Recovery rates (%):
Copper	87.8	89.4
Gold	76.3	77.5
Production (recoverable):
Copper (millions of pounds)	296	491
Gold (thousands of ounces)	284	545

Molybdenum[b]
Ore milled (metric tons per day)	32,600	27,300
Average molybdenum ore grade (%)	0.17	0.17
Molybdenum production (millions of recoverable pounds)	9	8

a.Amounts represent 100% operating data, including Morenci’s joint venture partners’ share.

b. Represents FCX’s primary molybdenum operations in Colorado.
II

FREEPORT
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,728	$6,321
Cost of sales:
Production and delivery[b]	3,756	3,844
Depreciation, depletion and amortization	466	595
Total cost of sales	4,222	4,439
Selling, general and administrative expenses	154	144
Exploration and research expenses	39	37
Environmental obligations and shutdown costs	10	67
Total costs and expenses	4,425	4,687
Operating income	1,303	1,634
Interest expense, net[c]	(70)	(89)
Other income, net	58	129
Income before income taxes and equity in affiliated companies’ net earnings	1,291	1,674
Provision for income taxes[d]	(500)	(512)
Equity in affiliated companies’ net earnings	2	—
Net income	793	1,162
Net income attributable to noncontrolling interests[e]	(441)	(689)
Net income attributable to common stockholders[f,g]	$352	$473

Diluted net income per share attributable to common stock	$0.24	$0.32

Diluted weighted-average common shares outstanding	1,444	1,444

Dividends declared per share of common stock	$0.15	$0.15

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to “Derivative Instruments,” on page VIII.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $36 million in first-quarter 2025 and $34 million in first-quarter 2024. Additionally, production and delivery costs include charges for operational readiness and startup costs associated with PT Freeport Indonesia’s (PTFI) new smelter and precious metals refinery (PMR) (collectively, PTFI’s new downstream processing facilities) totaling $44 million in first-quarter 2025 and $15 million in first-quarter 2024.
c.Consolidated interest costs (before capitalization) totaled $174 million in first-quarter 2025 and $175 million in first-quarter 2024.
d.For a summary of FCX’s income taxes, refer to “Income Taxes,” on page VII.
e.Net income attributable to noncontrolling interests is primarily associated with PTFI, Cerro Verde and El Abra. For further discussion, refer to “Noncontrolling Interests,” on page VIII.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to “Deferred Profits,” on page VIII.
g.Refer to “Adjusted Net Income,” on page VI, for a summary of net charges impacting FCX’s consolidated statements of income.
III

FREEPORT
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2025	2024
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,385	$3,923
Restricted cash and cash equivalents[a]	460	888
Trade accounts receivable	743	578
Value added and other tax receivables	565	564
Inventories:
Product	3,220	3,038
Materials and supplies, net	2,418	2,382
Mill and leach stockpiles	1,436	1,388
Other current assets	575	535
Total current assets	13,802	13,296
Property, plant, equipment and mine development costs, net	39,200	38,514
Long-term mill and leach stockpiles	1,169	1,225
Other assets	1,851	1,813
Total assets	$56,022	$54,848

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,078	$4,057
Accrued income taxes	857	859
Current portion of debt	495	41
Current portion of environmental and asset retirement obligations (AROs)	296	320
Dividends payable	217	219
Total current liabilities	5,943	5,496
Long-term debt, less current portion	8,909	8,907
Environmental and AROs, less current portion	5,428	5,404
Deferred income taxes	4,402	4,376
Other liabilities	2,126	1,887
Total liabilities	26,808	26,070

Equity:
Stockholders’ equity:
Common stock	163	162
Capital in excess of par value	23,627	23,797
Retained earnings (accumulated deficit)	182	(170)
Accumulated other comprehensive loss	(313)	(314)
Common stock held in treasury	(5,971)	(5,894)
Total stockholders’ equity	17,688	17,581
Noncontrolling interests	11,526	11,197
Total equity	29,214	28,778
Total liabilities and equity	$56,022	$54,848

a.Includes $0.3 billion at March 31, 2025, and $0.7 billion at December 31, 2024, associated with a portion of PTFI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation.
IV

FREEPORT
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
	(In Millions)
Cash flow from operating activities:
Net income	$793	$1,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	466	595
Net charges for environmental and AROs, including accretion	49	224
Payments for environmental and AROs	(50)	(42)
Stock-based compensation	54	53
Net charges for defined pension and postretirement plans	14	8
Pension plan contributions	(3)	(18)
Deferred income taxes	26	46
Charges for social investment programs at PTFI	15	28
Payments for social investment programs at PTFI	(13)	(24)
Other, net	4	(39)
Changes in working capital and other:
Accounts receivable	(215)	(582)
Inventories	(143)	66
Other current assets	24	—
Accounts payable and accrued liabilities	2	(160)
Accrued income taxes and timing of other tax payments	35	579
Net cash provided by operating activities	1,058	1,896

Cash flow from investing activities:
Capital expenditures:
U.S. copper mines	(255)	(237)
South America operations	(85)	(82)
Indonesia operations	(704)	(842)
Molybdenum mines	(19)	(27)
Other	(109)	(66)
Loans to PT Smelting for expansion	—	(28)
Other, net	(4)	5
Net cash used in investing activities	(1,176)	(1,277)

Cash flow from financing activities:
Proceeds from debt	1,088	613
Repayments of debt	(636)	(612)
Finance lease payments	(3)	—
Cash dividends and distributions paid:
Common stock	(218)	(218)
Noncontrolling interests	—	(102)
Treasury stock purchases	(55)	—
Proceeds from exercised stock options	1	4
Payments for withholding of employee taxes related to stock-based awards	(22)	(27)
Net cash provided by (used in) financing activities	155	(342)

Net increase in cash, cash equivalents and restricted cash and cash equivalents	37	277
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	4,911	6,063
Cash, cash equivalents and restricted cash and cash equivalents at end of period[a]	$4,948	$6,340
a.Includes current and long-term restricted cash and cash equivalents of $0.6 billion at March 31, 2025, and $1.1 billion at March 31, 2024.
V

FREEPORT
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX’s operating performance and believes that investors’ understanding of FCX’s performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX’s adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended March 31,
	2025				2024
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$352	$0.24	N/A		$473		$0.32

PTFI net charges	$(36)	[b]	$(11)	$(0.01)	$—		$—		$—
Oil and gas net charges	(3)		(3)	—	(109)	[c]	(109)		(0.08)
Net adjustments to environmental obligations and related litigation reserves	7		7	—	(56)		(56)		(0.04)
Inventory adjustments	(1)		(1)	—	(31)		(31)		(0.02)
PTFI historical tax matters	—		—	—	42	[d]	181	[d]	0.13
Other net credits	5		2	—	2		15	[e]	0.01
Total net charges[f]	$(28)		$(6)	$—	$(153)		$(1)		$—

Adjusted net income attributable to common stock	N/A		$358	$0.24	N/A		$474		$0.32
a.Reflects impact to FCX’s net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Includes charges recorded to production and delivery for the reversal of previously capitalized land lease costs associated with construction of PTFI’s new downstream processing facilities ($24 million) and remediation costs related to the October 2024 fire incident at PTFI’s new smelter that were not offset by recovery under its construction insurance program ($23 million), partly offset by adjustments to PTFI's ARO ($11 million).
c.Includes charges recorded to production and delivery for assumed oil and gas abandonment obligations resulting from bankruptcies of other companies.
d.Includes net credits associated with closure of PTFI’s 2021 corporate income tax audit and resolution of a framework for disputed tax matters, which were recorded as a benefit to income taxes ($182 million), production and delivery ($8 million) and interest expense, net ($8 million). In addition, FCX recognized a credit of $26 million in other income, net associated with the reduction in the related accrual to indemnify PT Mineral Industri Indonesia (MIND ID) from potential losses arising from historical tax disputes. In accordance with PTFI's shareholder agreement, settlements of historical tax matters that originated before December 31, 2022, should be attributed based on the economics from the initial period (as defined in the agreement, i.e., approximately 81% to FCX and 19% to MIND ID). Accordingly, the noncontrolling interest portion of these credits totaled $43 million.
e.Includes a tax benefit of $13 million associated with a favorable Supreme Court ruling in Spain, which reversed a 2015 tax law limiting Atlantic Copper's use of net operating losses.
f.May not foot because of rounding.

VI

FREEPORT
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX’s consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2025			2024
			Income Tax				Income Tax
	Income	Effective	(Provision)	Income		Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit	(Loss)[a]		Tax Rate	Benefit
U.S.[b]	$(75)	—%	$2	$(270)		—%	$(1)
South America	495	39%	(193)	267		39%	(103)
Indonesia	795	36%	(288)	1,627		36%	(591)
PTFI historical tax matters	—	N/A	—	16	[c]	N/A	182	[c]
Eliminations and other	76	N/A	(42)	34		N/A	—
Rate adjustment[d]	—	N/A	21	—		N/A	1
Continuing operations	$1,291	39%	$(500)	$1,674		31%	$(512)

a.Represents income before income taxes, equity in affiliated companies’ net earnings, and noncontrolling interests.
b.In addition to FCX’s U.S. copper and molybdenum mines, which had operating income of $317 million in first-quarter 2025 and $163 million in first-quarter 2024 (refer to “Business Segments,” beginning on page IX), the U.S. jurisdiction reflects non-operating sites and corporate-level expenses, which include interest expense associated with FCX’s senior notes and general and administrative expenses. The U.S. jurisdiction also includes net revisions to environmental obligation estimates and charges associated with oil and gas abandonment obligations and impairments (refer to “Adjusted Net Income,” on page VI for additional information).
c.Refer to “Adjusted Net Income,” on page VI for discussions of net credits associated with closure of PTFI’s 2021 corporate income tax audit and resolution of a framework for Indonesia disputed tax matters.
d.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
Assuming achievement of current sales volume and cost estimates and prices of $4.15 per pound for copper, $3,000 per ounce for gold and $20.00 per pound for molybdenum for the remainder of 2025, FCX estimates its consolidated effective tax rate for the year 2025 would approximate 39%. Changes in projected sales volumes and average prices during 2025 would incur tax impacts at estimated effective rates of 39% for Peru, 36% for Indonesia and 0% for the U.S.

NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding project debt for PTFI’s new downstream processing facilities). FCX defines net debt as consolidated debt less (i) consolidated cash and cash equivalents and (ii) current restricted cash associated with a portion of PTFI’s export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX’s net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in millions):

	As of March 31, 2025
Current portion of debt	$495
Long-term debt, less current portion	8,909
Consolidated debt	9,404
Less: consolidated cash and cash equivalents	4,385
Less: current restricted cash associated with PTFI’s export proceeds	252	[a]
FCX net debt	4,767
Less: debt for PTFI’s new downstream processing facilities	3,233	[b]
FCX net debt, excluding debt for PTFI’s new downstream processing facilities	$1,534
a.Represents a portion of PTFI’s export proceeds that was required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation. As the 90-day holding period is the only restriction on the cash, FCX has included such amount in the calculation of net debt.
b.Represents PTFI’s senior notes and $250 million of borrowings under PTFI’s revolving credit facility.

VII

FREEPORT
DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2025, FCX’s mined copper was sold 39% as cathode, 38% in concentrate and 23% as rod. All of FCX’s copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. In first-quarter 2025, LME copper settlement prices averaged $4.24 per pound and FCX’s average realized copper price was $4.44 per pound. FCX's average realized copper price also reflects realizations of copper sales from its U.S. copper mines, which are generally based on prevailing Commodity Exchange Inc (COMEX) monthly average settlement prices, which averaged $4.57 per pound of copper in first-quarter 2025, and settled at $4.84 on April 23, 2025.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2025			2024
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$70	$46	$116	$(7)	$73	$66
Net income attributable to common stock	$24	$15	$39	$(2)	$24	$22
Diluted net income per share of common stock	$0.02	$0.01	$0.03	$—	$0.02	$0.02
a.Reflects adjustments to provisionally priced copper sales at December 31, 2024 and 2023.
b.Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2025 and 2024.

At March 31, 2025, FCX had provisionally priced copper sales totaling 204 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.40 per pound, subject to final LME settlement prices over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $18 million effect on 2025 revenues ($7 million to net income attributable to common stock). The LME copper settlement price was $4.27 per pound on April 23, 2025.

DEFERRED PROFITS
FCX defers recognizing profits on intercompany sales to Atlantic Copper until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating income totaling $114 million ($34 million to net income attributable to common stock) in first-quarter 2025 and $(17) million ($(5) million to net income attributable to common stock) in first-quarter 2024. FCX’s net deferred profits on its inventories at Atlantic Copper to be recognized in future periods’ operating income totaled $85 million ($33 million to net income attributable to common stock) at March 31, 2025. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PTFI, Cerro Verde and El Abra and totaled $441 million in first-quarter 2025 (which represented 34% of FCX’s consolidated income before income taxes) and $689 million in first-quarter 2024 (which represented 41% of FCX’s consolidated income before income taxes). Refer to “Business Segments” below for net income attributable to noncontrolling interests for each of FCX’s business segments.
Based on achievement of current sales volume and cost estimates, and assuming prices of $4.15 per pound of copper, $3,000 per ounce of gold and $20.00 per pound of molybdenum for the remainder of 2025, FCX estimates that net income attributable to noncontrolling interests is estimated to approximate $2.5 billion (which would represent 35% of FCX’s consolidated income before income taxes) for the year 2025. The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

VIII

FREEPORT
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – U.S. copper mines, South America operations, Indonesia operations and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX’s reportable segments, which include the Morenci and Cerro Verde copper mines, the Indonesia operations (including the Grasberg minerals district and PTFI’s new downstream processing facilities), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or reportable segment would be if it was an independent entity.
IX

FREEPORT
BUSINESS SEGMENTS (continued)

(in millions)											Atlantic	Corporate,
	United States Copper Mines			South America Operations							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2025
Revenues:
Unaffiliated customers	$83	$108	$191	$917	$212	$1,129	$1,564		$—	$1,624	$752	$468	[a]	$5,728
Intersegment	494	945	1,439	174	73	247	6		177	8	3	(1,880)		—
Production and delivery	419	793	1,212	587	201	788	578		122	1,622	734	(1,300)	[b]	3,756
Depreciation, depletion and amortization	50	74	124	91	20	111	186		26	1	7	11		466
Selling, general and administrative expenses	—	1	1	2	—	2	27		—	—	9	115		154
Exploration and research expenses	6	6	12	2	2	4	2		—	—	—	21		39
Environmental obligations and shutdown costs	(7)	—	(7)	—	—	—	—		—	—	—	17		10
Operating income (loss)	109	179	288	409	62	471	777		29	9	5	(276)		1,303
Interest expense, net	—	—	—	4	—	4	9		—	—	11	46		70
Other (expense) income, net	(1)	3	2	32	(1)	31	16		—	—	(5)	14		58
Provision for income taxes	—	—	—	171	22	193	288		—	—	10	9		500
Equity in affiliated companies’ net earnings (losses)	—	—	—	—	—	—	3		—	—	—	(1)		2
Net income attributable to noncontrolling interests	—	—	—	126	17	143	275		—	—	—	23		441
Net income attributable to common stockholders														352

Total assets at March 31, 2025	3,239	6,950	10,189	8,166	2,073	10,239	28,006		2,021	364	1,448	3,755		56,022
Capital expenditures	59	196	255	74	11	85	704		19	17	43	49		1,172

Three Months Ended March 31, 2024
Revenues:
Unaffiliated customers	$37	$40	$77	$826	$208	$1,034	$2,648		$—	$1,489	$673	$400	[a]	$6,321
Intersegment	540	885	1,425	102	—	102	177		145	10	—	(1,859)		—
Production and delivery	459	765	1,224	603	170	773	861		119	1,487	650	(1,270)	[c]	3,844
Depreciation, depletion and amortization	48	64	112	92	16	108	335		16	1	7	16		595
Selling, general and administrative expenses	—	1	1	2	—	2	31		—	—	9	101		144
Exploration and research expenses	4	8	12	3	1	4	2		—	—	—	19		37
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	67		67
Operating income (loss)	66	87	153	228	21	249	1,596		10	11	7	(392)		1,634
Interest expense, net	—	—	—	5	—	5	1		—	—	10	73		89
Other (expense) income, net	—	(2)	(2)	11	13	24	38		—	—	6	63		129
Provision for (benefit from) income taxes	—	—	—	91	12	103	409	[d]	—	—	(13)	13		512
Equity in affiliated companies’ net (losses) earnings	—	—	—	—	—	—	(2)		—	—	—	2		—
Net income (loss) attributable to noncontrolling interests	—	—	—	76	14	90	600	[d]	—	—	—	(1)		689
Net income attributable to common stockholders														473

Total assets at March 31, 2024	3,148	6,315	9,463	8,075	1,960	10,035	27,162		1,885	257	1,354	4,042		54,198
Capital expenditures	44	193	237	60	22	82	842		27	5	23	38		1,254
X

FREEPORT
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and South America operations.
b.Includes charges totaling $73 million associated with maintenance turnaround costs at the Miami smelter.
c.Includes charges totaling $109 million for assumed oil and gas abandonment obligations resulting from bankruptcies of other companies.
d.Includes a net benefit to income taxes totaling $182 million associated with the closure of PTFI’s 2021 corporate income tax audit and resolution of the framework for Indonesia disputed tax matters. FCX's economic and ownership interest in PTFI is 48.76% except for net income associated with the settlement of these historical tax matters, which was attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).

PRODUCT REVENUES AND PRODUCTION COSTS

FCX believes unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX’s management and Board of Directors to monitor FCX’s mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as ARO accretion and other adjustments, inventory write-offs and adjustments, stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, operational readiness and startup costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.
XI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,414		$1,414	$155	$41	$1,610
Site production and delivery, before net noncash and other costs shown below	1,070		952	131	34	1,117
By-product credits	(150)		—	—	—	—
Treatment charges	37		35	—	2	37
Net cash costs	957		987	131	36	1,154
Depreciation, depletion and amortization (DD&A)	124		112	10	2	124
Noncash and other costs, net	39	[c]	37	2	—	39
Total costs	1,120		1,136	143	38	1,317
Other revenue adjustments, primarily for pricing on prior period open sales	4		4	—	1	5
Gross profit	$298		$282	$12	$4	$298

Copper sales (millions of recoverable pounds)	307		307
Molybdenum sales (millions of recoverable pounds)[a]				8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.60		$4.60	$20.16
Site production and delivery, before net noncash and other costs shown below	3.48		3.10	17.05
By-product credits	(0.49)		—	—
Treatment charges	0.12		0.11	—
Unit net cash costs	3.11		3.21	17.05
DD&A	0.40		0.36	1.28
Noncash and other costs, net	0.13	[c]	0.12	0.29
Total unit costs	3.64		3.69	18.62
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$0.97		$0.92	$1.54

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,610		$1,117	$124
Treatment charges	(4)		33	—
Noncash and other costs, net	—		39	—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—	—
Eliminations and other	19		23	—
U.S. copper mines	1,630		1,212	124
Other mining[d]	5,510		3,844	331
Corporate, other & eliminations	(1,412)		(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728		$3,756	$466

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $14 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.
XII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues	$1,316		$1,316	$136	$39	$1,491
Site production and delivery, before net noncash and other costs shown below	1,074		973	116	32	1,121
By-product credits	(128)		—	—	—	—
Treatment charges	44		42	—	2	44
Net cash costs	990		1,015	116	34	1,165
DD&A	111		101	9	1	111
Noncash and other costs, net	45	[c]	41	4	—	45
Total costs	1,146		1,157	129	35	1,321
Gross profit	$170		$159	$7	$4	$170

Copper sales (millions of recoverable pounds)	333		333
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues	$3.96		$3.96	$18.49
Site production and delivery, before net noncash and other costs shown below	3.23		2.92	15.89
By-product credits	(0.38)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	2.98		3.05	15.89
DD&A	0.34		0.31	1.23
Noncash and other costs, net	0.13	[c]	0.12	0.44
Total unit costs	3.45		3.48	17.56
Gross profit per pound	$0.51		$0.48	$0.93

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,491		$1,121	$111
Treatment charges	(3)		41	—
Noncash and other costs, net	—		45	—
Eliminations and other	14		17	1
U.S. copper mines	1,502		1,224	112
Other mining[d]	6,278		3,890	467
Corporate, other & eliminations	(1,459)		(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321		$3,844	$595

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $15 million ($0.05 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,199		$1,199	$135	$1,334
Site production and delivery, before net noncash and other costs shown below	759		688	87	775
By-product credits	(121)		—	—	—
Treatment charges	19		19	—	19
Royalty on metals	2		2	—	2
Net cash costs	659		709	87	796
DD&A	111		99	12	111
Noncash and other costs, net	14	[b]	14	—	14
Total costs	784		822	99	921
Other revenue adjustments, primarily for pricing on prior period open sales	60		60	2	62
Gross profit	$475		$437	$38	$475

Copper sales (millions of recoverable pounds)	275		275

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.36		$4.36
Site production and delivery, before net noncash and other costs shown below	2.76		2.50
By-product credits	(0.44)		—
Treatment charges	0.07		0.07
Royalty on metals	0.01		0.01
Unit net cash costs	2.40		2.58
DD&A	0.40		0.36
Noncash and other costs, net	0.05	[b]	0.05
Total unit costs	2.85		2.99
Other revenue adjustments, primarily for pricing on prior period open sales	0.22		0.22
Gross profit per pound	$1.73		$1.59

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,334		$775	$111
Treatment charges	(19)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		14	—
Other revenue adjustments, primarily for pricing on prior period open sales	62		—	—
Eliminations and other	1		(1)	—
South America operations	1,376		788	111
Other mining[c]	5,764		4,268	344
Corporate, other & eliminations	(1,412)		(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728		$3,756	$466

a.Includes silver sales of 0.8 million ounces ($33.79 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $15 million ($0.05 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XIV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,119		$1,119	$70	$1,189
Site production and delivery, before net noncash and other costs shown below	743		703	53	756
By-product credits	(57)		—	—	—
Treatment charges	50		50	—	50
Royalty on metals	2		2	—	2
Net cash costs	738		755	53	808
DD&A	108		101	7	108
Noncash and other costs, net	18	[b]	18	—	18
Total costs	864		874	60	934
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		—	(1)	(1)
Gross profit	$254		$245	$9	$254

Copper sales (millions of recoverable pounds)	284		284

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.94		$3.94
Site production and delivery, before net noncash and other costs shown below	2.61		2.47
By-product credits	(0.20)		—
Treatment charges	0.18		0.18
Royalty on metals	0.01		0.01
Unit net cash costs	2.60		2.66
DD&A	0.39		0.36
Noncash and other costs, net	0.06	[b]	0.06
Total unit costs	3.05		3.08
Other revenue adjustments, primarily for pricing on prior period open sales	—		—
Gross profit per pound	$0.89		$0.86

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,189		$756	$108
Treatment charges	(50)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		18	—
Other revenue adjustments, primarily for pricing on prior period open sales	(1)		—	—
Eliminations and other	—		(1)	—
South America operations	1,136		773	108
Other mining[c]	6,644		4,341	471
Corporate, other & eliminations	(1,459)		(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321		$3,844	$595

a.Includes silver sales of 0.8 million ounces ($24.45 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $11 million ($0.04 per pound of copper) for feasibility studies.
c.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XV

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PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2025
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,258		$1,258		$385	$21	$1,664
Site production and delivery, before net noncash and other costs shown below	432		326		100	6	432
Gold, silver and other by-product credits	(422)		—		—	—	—
Treatment charges	56		42		13	1	56
Export duties	55		42		12	1	55
Royalty on metals	66		48		18	—	66
Net cash costs	187		458		143	8	609
DD&A	186		141		43	2	186
Noncash and other costs, net	97	[b]	73		23	1	97
Total costs	470		672		209	11	892
Other revenue adjustments, primarily for pricing on prior period open sales	19		19		15	1	35
Gross profit	$807		$605		$191	$11	$807

Copper sales (millions of recoverable pounds)	290		290
Gold sales (thousands of recoverable ounces)					125

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.34		$4.34		$3,072
Site production and delivery, before net noncash and other costs shown below	1.49		1.12		797
Gold, silver and other by-product credits	(1.46)		—		—
Treatment charges	0.19		0.15		102
Export duties	0.19		0.14		102
Royalty on metals	0.23		0.17		144
Unit net cash costs	0.64		1.58		1,145
DD&A	0.64		0.49		343
Noncash and other costs, net	0.34	[b]	0.25		179
Total unit costs	1.62		2.32		1,667
Other revenue adjustments, primarily for pricing on prior period open sales	0.06		0.07		116
Gross profit per pound/ounce	$2.78		$2.09		$1,521

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$1,664		$432		$186
Treatment charges	(8)		48	[c]	—
Export duties	(55)		—		—
Royalty on metals	(66)		—		—
Noncash and other costs, net	—		97		—
Other revenue adjustments, primarily for pricing on prior period open sales	35		—		—
Eliminations and other	—		1		—
Indonesia operations	1,570		578		186
Other mining[d]	5,570		4,478		269
Corporate, other & eliminations	(1,412)		(1,300)		11
As reported in FCX’s consolidated financial statements	$5,728		$3,756		$466

a.Includes silver sales of 0.4 million ounces ($34.05 per ounce average realized price).
b.Includes charges totaling $44 million ($0.15 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities, $24 million ($0.08 per pound of copper) related to the reversal of previously capitalized land lease costs at PTFI’s new downstream processing facilities, $23 million ($0.08 per pound of copper) of remediation costs for PTFI’s new smelter that were not offset by recovery under construction insurance programs and $6 million ($0.02 per pound of copper) for feasibility and optimization studies.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.
XVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,938		$1,938		$1,209	$56	$3,203
Site production and delivery, before net noncash and other costs shown below	753		456		284	13	753
Gold, silver and other by-product credits	(1,257)		—		—	—	—
Treatment charges	173		105		65	3	173
Export duties	156		94		59	3	156
Royalty on metals	118		70		46	2	118
Net cash (credits) costs	(57)		725		454	21	1,200
DD&A	335		203		126	6	335
Noncash and other costs, net	23	[b]	14		9	—	23
Total costs	301		942		589	27	1,558
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		(7)		(7)	(1)	(15)
Gross profit	$1,630		$989		$613	$28	$1,630

Copper sales (millions of recoverable pounds)	493		493
Gold sales (thousands of recoverable ounces)					564

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.92		$3.92		$2,145
Site production and delivery, before net noncash and other costs shown below	1.53		0.92		504
Gold, silver and other by-product credits	(2.55)		—		—
Treatment charges	0.35		0.21		116
Export duties	0.32		0.19		104
Royalty on metals	0.23		0.15		81
Unit net cash (credits) costs	(0.12)		1.47		805
DD&A	0.68		0.41		224
Noncash and other costs, net	0.05	[b]	0.03		16
Total unit costs	0.61		1.91		1,045
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)		(14)
Gross profit per pound/ounce	$3.30		$2.00		$1,086

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$3,203		$753		$335
Treatment charges	(89)		84	[c]	—
Export duties	(156)		—		—
Royalty on metals	(118)		—		—
Noncash and other costs, net	—		23		—
Other revenue adjustments, primarily for pricing on prior period open sales	(15)		—		—
Eliminations and other	—		1		—
Indonesia operations	2,825		861		335
Other mining[d]	4,955		4,253		244
Corporate, other & eliminations	(1,459)		(1,270)		16
As reported in FCX’s consolidated financial statements	$6,321		$3,844		$595

a.Includes silver sales of 2.1 million ounces ($23.90 per ounce average realized price).
b.Includes charges totaling $15 million ($0.03 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities and $7 million ($0.01 per pound of copper) for feasibility and optimization studies.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX.

XVII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2025	2024

Revenues, excluding adjustments[a]	$186	$152
Site production and delivery, before net noncash and other costs shown below	116	116
Treatment charges and other	9	7
Net cash costs	125	123
DD&A	26	16
Noncash and other costs, net	6	3
Total costs	157	142
Gross profit	$29	$10

Molybdenum sales (millions of recoverable pounds)[a]	9	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$20.32	$19.47
Site production and delivery, before net noncash and other costs shown below	12.70	14.94
Treatment charges and other	1.02	0.86
Unit net cash costs	13.72	15.80
DD&A	2.83	2.08
Noncash and other costs, net	0.62	0.33
Total unit costs	17.17	18.21
Gross profit per pound	$3.15	$1.26

Reconciliation to Amounts Reported
		Production
Three Months Ended March 31, 2025	Revenues	and Delivery	DD&A
Totals presented above	$186	$116	$26
Treatment charges and other	(9)	—	—
Noncash and other costs, net	—	6	—
Molybdenum mines	177	122	26
Other mining[b]	6,963	4,934	429
Corporate, other & eliminations	(1,412)	(1,300)	11
As reported in FCX’s consolidated financial statements	$5,728	$3,756	$466

Three Months Ended March 31, 2024
Totals presented above	$152	$116	$16
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	145	119	16
Other mining[b]	7,635	4,995	563
Corporate, other & eliminations	(1,459)	(1,270)	16
As reported in FCX’s consolidated financial statements	$6,321	$3,844	$595

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in the supplemental schedule, “Business Segments,” beginning on page IX. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and South America operations.

XVIII